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                                                                      EXHIBIT 11




              [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]





                                  May 11, 2001



AIM International Funds, Inc.
11 Greenway Plaza
Suite 100
Houston, TX 77046

                  RE:  Shares of Stock of AIM International Equity Fund

Ladies and Gentlemen:

                  We have acted as counsel to AIM International Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") among the Company, on behalf of its series portfolio, AIM International Equity Fund ("International Equity"), AIM Growth Series, a Delaware business trust ("AGS"), on behalf of its series portfolio, AIM Japan Growth Fund ("Japan Growth") and A I M Advisors, Inc., a Delaware corporation.

                  The Plan provides for the reorganization of Japan Growth with and into International Equity (the "Reorganization"). Pursuant to the Plan, all of the assets of Japan Growth will be transferred to International Equity. International Equity will assume all of the liabilities of Japan Growth and the Company will issue Class A shares of International Equity to Japan Growth's Class A shareholders, Class B shares of International Equity to Japan Growth's Class B shareholders and Class C shares of International Equity to Japan Growth's Class C shareholders. The value of each Japan Growth shareholder's account with International Equity after the Reorganization will be the same as the value of such shareholder's account with Japan Growth prior to the Reorganization.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Class A, Class B and Class C shares of International Equity to be issued to the Japan Growth shareholders pursuant to the Plan (the "International Equity Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the International Equity Shares, when issued by the Company to the shareholders of Japan Growth in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

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                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Maryland.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP





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